Exhibit 5.1

Writer’s Direct Dial: (212) 225-2494

      E-Mail: sflow@cgsh.com

December 27, 2016

Endurance International Group Holdings, Inc.

10 Corporate Drive, Suite 300

Burlington, Massachusetts 01803

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Endurance International Group Holdings, Inc., a Delaware corporation (“Holdings”), EIG Investors Corp., a Delaware corporation and a wholly owned subsidiary of Holdings (the “Company”), and the Guarantors (as defined below) in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S-3 (excluding the documents incorporated by reference therein, the “Registration Statement”) relating to market-making activities by an affiliate of Holdings in respect of up to $350,000,000 aggregate principal amount of the Company’s 10.875% Senior Notes due 2024 (the “Notes”). The Notes will be fully and unconditionally guaranteed by (i) Holdings, Constant Contact, Inc., a Delaware corporation (“Constant Contact”), Domain Name Holding Company, Inc., a Delaware corporation (“Domain Name Holding”), Endurance International Group—West, Inc., a Delaware corporation (“EIG West”), The Endurance International Group, Inc., a Delaware corporation (“EIG”), and SinglePlatform, LLC, a Delaware limited liability company (“SinglePlatform” and together with Holdings, Constant Contact, Domain Name Holding, EIG West and EIG, the “Delaware Guarantors”); (ii) HostGator.com LLC, a Florida limited liability company (the “Florida Guarantor”); (iii) A Small Orange, LLC, a Georgia limited liability company (the “Georgia Guarantor”); and (iv) Bluehost Inc., a Utah corporation (“Bluehost”), and FastDomain, Inc., a Utah corporation (“FastDomain” and together with Bluehost, the “Utah Guarantors,” and together with the Delaware Guarantors, the Florida Guarantor and the Georgia Guarantor, each a “Guarantor,” and, collectively, the “Guarantors”). The Guarantors and the Company are herein referred to as the “Registrants.” The Notes will be issued under an indenture dated as of February 9, 2016 (the “Initial Indenture”) among Holdings,

Endurance International Group Holdings, Inc., p. 2

the Company, Domain Name Holding, EIG West, EIG, the Florida Guarantor, the Georgia Guarantor, the Utah Guarantors and Wilmington Trust, National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture dated as of February 9, 2016 (the “Supplemental Indenture” and together with the Initial Indenture, the “Indenture”) among Constant Contact, CardStar, Inc., a Delaware corporation, SinglePlatform, CardStar Publishing, LLC, a District of Columbia limited liability company and the Trustee. The Indenture includes the guarantees of the Notes by the Guarantors (the “Guarantees”).

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	the Registration Statement and the documents incorporated by reference therein; and

(b)	executed copies of the Initial Indenture and the Guarantees set forth therein, including the form of the Notes, and the Supplemental Indenture.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that when the Notes have been duly executed by the Company and authenticated by the Trustee in accordance with the terms of the Indenture, and duly issued and delivered by the Company, (a) the Notes will be the valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture, and (b) the Guarantees will be the valid, binding and enforceable obligations of the Guarantors, entitled to the benefits of the Indenture.

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of any of the Registrants, (a) we have assumed that each Registrant and each other party to such agreement or obligation is validly existing, has corporate or limited liability company power to enter into such agreement or obligation and has satisfied or, prior to the issuance of the Notes, will satisfy, those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to any of the Registrants regarding matters of the federal law of the United States of America or the law of the State of New York that in our experience normally would be applicable to general business entities with respect to such agreement or obligation) and (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

We note that the waiver of defenses contained in Section 10.01 of the Indenture may be ineffective to the extent that any such defense involves a matter of public policy in the State of New York.

Endurance International Group Holdings, Inc., p. 3

In rendering the foregoing opinions, we have further assumed that the Notes will conform to the form thereof that we have reviewed and will be offered, issued and delivered in accordance with applicable law and any requirements therefor set forth in any corporate action authorizing the Notes and the Indenture.

The foregoing opinions are limited to the federal law of the United States of America and the law of the State of New York.

We hereby consent to the use of our name in the prospectus constituting a part of the Registration Statement under the heading “Legal Matters” and to the use of this opinion letter as a part (Exhibit 5.1) of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Sandra L. Flow
Sandra L. Flow, a Partner